Exhibit 99.1

INVESTools Announces Stock Repurchase Program

    HOUSTON--(BUSINESS WIRE)--June 24, 2004--INVESTools Inc. (AMEX:IED), the market leader in fulfilling the lifelong education needs of self-directed investors, today announced that its Board of Directors has approved a stock repurchase program.
    "INVESTools' growth and positive cash flow over the past year, as well as a review of current and forecasted operations, led the Board to approve a stock repurchase program of up to 3.5 million shares over the next two years," said Lee K. Barba, Chairman and Chief Executive Officer. "With over $17 million of cash and marketable securities, and no outstanding debt, we believe that the repurchase of our shares is one of the best investments we can make on behalf of our shareholders."
    Under the stock repurchase program, INVESTools may acquire up to
3.5 million shares of its outstanding common stock over a 2 year period. Purchases may be made from time to time in the open market, in block purchases or in privately negotiated transactions, depending on market conditions, share price and other factors. The Company purchased 267,666 shares of its common stock under a Board approved stock repurchase in October 2003.

    About INVESTools Inc.

    INVESTools Inc. is a global leader in investor education. The company offers a full range of investor education products and services that provide lifelong learning in a variety of delivery formats including instructor-led workshops, "at-home" study programs, personal training sessions and via the Web. More than 105,000 investors around the world have graduated from INVESTools Investor Education programs. Visit the company's corporate website at http://www.investools.com for more information regarding the INVESTools Method.
    "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: Except for historical information, the matters discussed in this news release that may be considered forward-looking statements could be subject to certain risks and uncertainties that could cause the actual results to differ materially from those projected. These include uncertainties in the market, competition, legal proceedings, success of marketing efforts and other risks detailed from time to time in the Company's SEC filings. The Company assumes no obligation to update the information in this release.

    CONTACT: INVESTools Inc., Houston
             Paul A. Helbling, 281-588-9102
             paul.helbling@investools.com